Exhibit 12(a)(1)

ALPINE EQUITY TRUST
ALPINE SERIES TRUST
ALPINE INCOME TRUST
ALPINE GLOBAL DYNAMIC DIVIDEND FUND
ALPINE TOTAL DYNAMIC DIVIDEND FUND
ALPINE GLOBAL PREMIER PROPERTIES FUND

Senior Officer Code of Ethics

Policy

The 1940 Act requires Funds to file annual and semi-annual reports on Form N-CSR containing certain financial-related information. Each N-CSR must contain: (i) the Alpine Funds’ annual or semi-annual shareholder report certified by the proper officers of the Alpine Funds; and (ii) new disclosures concerning the Alpine Funds’ audit committee financial expert(s), disclosure controls and procedures, the code of ethics governing conduct of the Alpine Funds’ senior financial officers, and any policies regarding pre-approval of audit and non-audit services. This report also must describe any non-audit services that were pre-approved (and related fees) during the reporting period. These requirements are designed to restore investor confidence in the securities markets by requiring disclosure of certain Fund governance matters and financial reporting.

Procedures

The Funds’ procedures set forth in the administrator section (“Shareholder and SEC Reports”) of this Manual are intended to implement the certification and disclosure requirements cited above.

A.  Senior Officer Code of Ethics

Preamble

          Section 406 of the Sarbanes-Oxley Act of 2002 directs that rules be adopted disclosing whether a company has a code of ethics for senior financial officers. The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules requiring annual disclosure of an investment company’s code of ethics applicable to the company’s principal executive as well as principal financial officers, if such a code has been adopted. In response, the Alpine Equity Trust, the Alpine Series Trust, the Alpine Income Trust, the Alpine Global Dynamic Dividend Fund, the Alpine Total Dynamic Dividend Fund, and the Alpine Global Premier Properties Fund, (the “Trusts”) have adopted this Code of Ethics.

Statement of Policy

          It is the obligation of the senior officers of the Trusts to provide full, fair, timely and comprehensible disclosure--financial and otherwise--to Fund shareholders, regulatory authorities and the general public. In fulfilling that obligation, senior officers must act ethically, honestly and diligently. This Code is intended to enunciate guidelines to be followed by persons who serve the Fund in senior officer positions. No Code of Ethics can address every situation that a senior officer might face; however, as a guiding principle, senior officers should strive to implement the spirit as well as the letter of applicable laws, rules and regulations, and to provide the type of clear and complete disclosure and information each Trusts’ shareholders have a right to expect.

          The purpose of this Code of Ethics (the “Code”) is to promote high standards of ethical conduct by Covered Persons (as defined below) in their capacities as officers of the Trusts, to instruct them as to what is considered to be inappropriate and unacceptable conduct or activities for officers and to prohibit such conduct or activities. This Code supplements other policies that the Trusts and its adviser have adopted or may adopt in the future with which Trust officers are also required to comply (e.g., code of ethics relating to personal trading and conduct).

Covered Persons

          This Code applies to those persons appointed by the each Trusts’ Board of Directors as Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer, or persons performing similar functions.

Promotion of Honest and Ethical Conduct

          In serving as an officer of a Trust, each Covered Person must maintain high standards of honesty and ethical conduct and must encourage his or her colleagues who provide services to the Trusts, whether directly or indirectly, to do the same.

          Each Covered Person understands that as an officer of a Trust, he or she has a duty to act in the best interests of the Trust and its shareholders. The interests of the Covered Person’s personal interests should not be allowed to compromise the Covered Person from fulfilling his or her duties as an officer of the Trust.

          If a Covered Person believes that his or her personal interests are likely to materially compromise his or her objectivity or ability to perform the duties as an officer of a Trust, he or she should consult with the Trusts’ chief legal officer or outside counsel. Under appropriate circumstances, a Covered Person should also consider whether to present the matter to the Trustees of the Trusts or a committee thereof for their consideration.

          No Covered Person shall suggest that any person providing, or soliciting to be retained to provide, services to a Trust give a gift or provide entertainment, without regard to its value, or an economic benefit of any kind to him or her in connection with the person’s retention or the provision of services.

Promotion of Full, Fair, Accurate, Timely and Understandable Disclosure

          No Covered Person shall create or further the creation of false or misleading information in any SEC filing or report to Trust shareholders. No Covered Person shall conceal or fail to disclose information within the Covered Person’s possession legally required to be disclosed or necessary to make the disclosure made not misleading. If a Covered Person shall become aware that information filed with the SEC or made available to the public contains any false or misleading information or omits to disclose necessary information, he or she shall promptly report it to Fund counsel, who shall advise such Covered Person whether corrective action is necessary or appropriate.

          Each Covered Person, consistent with his or her responsibilities, shall exercise appropriate supervision over and shall assist Trust service providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner. Each Covered Person shall use his or her best efforts, within his or her area of expertise, to ensure that Trust reports reveal, rather than conceal, each Trusts’ accurate financial condition.

          Each Covered Person shall seek to obtain additional resources if he or she believes that available resources are inadequate to enable the Trust to provide full, fair and accurate financial information and other disclosure to regulators and Fund shareholders.

          Each Covered Person shall inquire of other Trust officers and service providers, as appropriate, to assure that information provided is accurate and complete and presented in an understandable format using comprehensible language.

          Each Covered Person shall diligently perform his or her services to the Trusts, so that information can be gathered and assessed early enough to facilitate timely filings and issuance of reports and required certifications.

Promotion of Compliance with Applicable Government Laws, Rules and Regulations

          Each Covered Person shall become and remain knowledgeable concerning the laws and regulations relating to the Trusts and their operations and shall act with competence and due care in serving as an officer of the Trusts. Each Covered Person with specific responsibility for financial statement disclosure will become and remain knowledgeable concerning relevant auditing standards, generally accepted accounting principles, FASB pronouncements and other accounting and tax literature and developments.

          Each Covered Person shall devote sufficient time to fulfilling his or her responsibilities to the Trusts.

          Each Covered Person shall cooperate with the Trusts’ independent auditors, regulatory agencies and internal auditors in their review or inspection of the Fund and its operations.

          No Covered Person shall knowingly violate any law or regulation relating to the Trusts or their operations or seek to illegally circumvent any such law or regulation.

          No Covered Person shall engage in any conduct involving dishonesty, fraud, deceit or misrepresentation involving the Trusts or their operations.

Promoting Prompt Internal Reporting of Violations

          Each Covered Person shall promptly report his or her own violations of this Code and violations by other Covered Persons of which he or she is aware to the Chairman of the Fund’s Audit Committee.

          Any requests for a waiver from or an amendment to this Code shall be made to the Chairman of the Fund’s Audit Committee. All waivers and amendments shall be disclosed as required by law.

Sanctions

          Failure to comply with this Code will subject the violator to appropriate sanctions, which will vary based on the nature and severity of the violation. Such sanctions may include censure, suspension or termination of position as an officer of the Fund. Sanctions shall be imposed by the Fund’s Audit Committee, subject to review by the entire Board of Directors of the Fund.

          Each Covered Person shall be required to certify annually whether he or she has complied with this Code.

No Rights Created

          This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Fund’s senior officers in the conduct of the Fund’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

Recordkeeping

          The Fund will maintain and preserve for a period of not less than six (6) years from the date such action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Board (1) that provided the basis for any amendment or waiver to this Code and (2) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board.

Amendments

          The Directors will make and approve such changes to this Code of Ethics as they deem necessary or appropriate to effectuate the purposes of this Code.

CODE OF ETHICS FOR SENIOR OFFICERS

I HEREBY CERTIFY THAT:

	(1)	I have read and I understand the Code of Ethics for Senior Officers adopted by the Alpine Equity Trust and Alpine Series Trust (the “Code of Ethics”);

	(2)	I recognize that I am subject to the Code of Ethics;

	(3)	I have complied with the requirements of the Code of Ethics during the calendar year ending December 31, _______; and

	(4)	___I have reported all violations of the Code of Ethics required to be reported pursuant to the requirements of the Code during the calendar year ending December 31, _____.

Set forth below exceptions to items (3) and (4), if any:

Name:

Date: